PROSPECTUS SUPPLEMENT

                        Dated December 20, 1995

                to the Prospectus dated August 4, 1994



Set forth below are additions and deletions which have been made to the Prospectus of Chemical Banking Corporation (the
"Company") since the date of the Prospectus to the date of this Prospectus Supplement. Terms not defined herein are defined in the attached Prospectus.

1. The section entitled "Terms and Provisions of Subordinated Medium-Term Notes, Series A" is amended by deleting the second paragraph and inserting the following in lieu thereof:

     "Set forth below is a table indicating the issuance date and the maturities of the $65,000,000 aggregate principal amount of Subordinated Medium-Term Notes, Series A issued since the date of the Prospectus.




  Issuance Date     Principal
                    Amount           Maturity Date           Rate


  April 5, 1995   15,000,000         April 5, 2005      See Note 1 below

  May 24, 1995    15,000,000         May 24, 2002       7.11%

  May 25, 1995    25,000,000         May 25, 2007       7.73%

  June 15, 1995   10,000,000         June 15, 2010      7.25%

(1) Until April 5, 1999 the rate shall be 10.00%. From and after April 6, 1999 the rate shall be 12.125% - minus six-month LIBOR."

2. The following new section is added at the end of "Terms and Provisions of 6-5/8% Senior Notes Due 1998" and before
"Terms and Provisions of Senior Medium-Term Notes, Series C".

"Terms and Provisions of Senior Medium-Term Notes, Series B.

   Set forth below is a table indicating the issuance date and the maturities of the $207,250,000 aggregate principal amount of Subordinated Medium-Term Notes, Series B (the "Series B Notes") issued and outstanding as of the date of this Prospectus. The Series B Notes are not subject to any sinking fund and are not subject to redemption or repayment prior to maturity. The Series B Notes have either (a) fixed interest rates or (b) floating interest rates which are determined, and adjusted periodically, by reference to an interest rate basis or formula.



Issuance Date      Principal
                   Amount         Maturity Date            Rate


March 31, 1995   1,250,000        August 30, 2004       Zero Coupon

April 7, 2005    3,000,000        April 7, 2002         Zero Coupon

April 28, 1995   8,500,000        May 15, 2005          7.60%

May 5, 1995      8,000,000        May 15, 2005          7.60%

May 12, 1995     4,750,000        May 15, 2005          7.60%

May 17, 1995    25,000,000        May 17, 2005          7.50%

May 19, 1995     3,000,000        June 15, 2005         7.25%

May 25, 1995    50,000,000        May 15, 2010          7.50%

May 26, 1995     1,250,000        June 15, 2005         7.15%

June 2, 1995     2,500,000        June 15, 2005         7.15%

June 30, 1995   15,000,000        June 15, 2007         7.05%

July 28, 1995   25,000,000        July 15, 2010         7.58%

August 1, 1995  15,000,000        August 15, 2005       7.125%

August 25,
1995            15,000,000        August 25, 2010       7.35%

November 16,
1995            20,000,000        November 16, 2010     7.00%

November 24,
1995            10,000,000        November 24, 2010     7.10% "


3. The following is added to the end of the section entitled
"Terms and Provisions of the Senior Medium-Term Notes, Series
C."

   "Set forth below is a table indicating the issuance date and the maturities of the $445,000,000 aggregate principal amount of the Senior Medium-Term Notes issued since the date of the Prospectus.



Issuance
Date               Principal Amount   Maturity Date           Rate

August 16, 1994      5,000,000       August 16, 2004     LIBOR reset
                                                         semiannually + .50%
                                                         but in no event shall
                                                         the rate exceed 10.0%

September 13, 1994   5,000,000       September 20, 1999  LIBOR reset quarterly
                                                         + 0.37%  but in no
                                                         event shall the rate
                                                         exceed 9.5%

September 24, 1994   5,000,000       October 4, 2004     LIBOR reset
                                                         semiannually + .45%;
                                                         converts to 9.5%
                                                         fixed October 1, 1997

October 19, 1994     5,000,000       October 19, 2004    LIBOR reset
                                                         semiannually + .45%;
                                                         converts to 9.5%
                                                         fixed on October 20,
                                                         1997

October 26, 1994     5,000,000       October 26, 2004    LIBOR reset
                                                         semiannually + .45%

October 26, 1994    25,000,000       October 26, 1999    LIBOR reset quarterly
                                                         + .375% but in no
                                                         event shall the rate
                                                         exceed 10%

November 2, 1994    15,000,000       November 2, 1999    LIBOR reset quarterly
                                                         + .4% but in no event
                                                         shall the rate exceed
                                                         9.75%

November 3, 1994    10,000,000       November 3, 1999    LIBOR reset quarterly
                                                         + .38% but in no
                                                         event shall the rate
                                                         exceed 10%

November 4, 1994    10,000,000       November 4, 2004    LIBOR reset
                                                         semiannually + .5%;
                                                         converts to 9.35%
                                                         fixed November 4,
                                                         1997

February 28, 1995  150,000,000      February 28, 2000    LIBOR reset quarterly
                                                         + .20%

March 7, 1995       25,000,000      March 6, 1996        LIBOR reset quarterly
                                                         + .125%

March 16, 1995      10,000,000      March 16, 2005       LIBOR reset
                                                         semiannually + .35%;
                                                         converts to 9.0%
                                                         fixed on March 16,
                                                         1999

March 28, 1995       5,000,000      March 29, 2005       8.125%

April 3, 1995        7,000,000      April 3, 2005        9.0% fixed; converts
                                                         to LIBOR reset
                                                         semiannually + .45%
                                                         on March 4, 1998

July 27, 1995       30,000,000      July 27, 2000        Reset quarterly +
                                                         .18%

August 10, 1995     10,000,000      August 10, 2005      LIBOR reset
                                                         semiannually + .45%;
                                                         converts to 8.0%
                                                         fixed on August 10,
                                                         1998

September 1, 1995   13,000,000      September 1, 2005    LIBOR reset quarterly
                                                         + .40%; converts to
                                                         8.75% fixed on
                                                         September 1, 1999.

November 6, 1995    25,000,000      November 6, 1998     5.88%

November 10, 1995   25,000,000      November 10, 2005    Constant maturity 10
                                                         year Treasury Index -
                                                         .34%

November 10, 1995   50,000,000      November 10, 1998    LIBOR reset quarterly
                                                         + .10%

November 15, 1995   10,000,000      May 1, 2001          Constant maturity 5
                                                         Treasury year Index -
                                                         .10%"